Exhibit 99

Titan International, Inc. Announces the Extension of Exchange Offer for up to $400 Million Aggregate Principal Amount of 6.875% Senior Secured Notes Due 2020

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
June 23, 2014

Titan International, Inc. (the “Company”) today announced that it has extended its offer (the “Exchange Offer”) to exchange up to $400 million in aggregate principal amount of its 6.875% Senior Secured Notes due 2020, and related guarantees, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for an equal aggregate principal amount of its outstanding 6.875% Senior Secured Notes due 2020, and related guarantees, which were issued to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act of 1933 (the “Outstanding Notes”). The Outstanding Notes and the Exchange Notes are senior secured obligations of the Company and are guaranteed by certain of the Company’s subsidiaries, and secured by first priority liens, subject to permitted liens, on the collateral, which consists of such subsidiaries’ fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The Exchange Offer, which was originally scheduled to expire at 5:00 p.m., New York City time, on June 20, 2014, has been extended until 5:00 p.m., New York City time, on June 26, 2014, unless further extended.
Tenders with respect to $373,085,000 aggregate principal amount of the Outstanding Notes, or 93.27% of the $400,000,000 aggregate principal amount eligible to participate in the Exchange Offer, had been received as of 5:00 p.m., New York City time, on June 20, 2014.
The sole purpose of the Exchange Offer is to fulfill the Company’s obligations with respect to the registration of the Outstanding Notes. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Outstanding Notes, the Company agreed to file with the Securities and Exchange Commission a registration statement relating to the Exchange Offer pursuant to which the Exchange Notes, containing substantially identical terms to the Outstanding Notes, would be offered in exchange for Outstanding Notes that are tendered by the holders of those notes. Any Outstanding Notes not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of such offer by following the procedures set forth in the Exchange Offer prospectus, dated May 22, 2014.
The terms of the Exchange Offer are contained in the Exchange Offer prospectus. Persons with questions regarding the Exchange Offer should contact US Bank Corporate Trust Services, Specialized Finance, 111 Fillmore Ave E, EP-MN-WS2N, St. Paul, MN 55107, cts.specfinance@usbank.com, Phone: 800-934-6802.
This notice does not constitute an offer to sell the Exchange Notes, nor a solicitation for an offer to purchase the Exchange Notes, nor shall there be any offer, solicitation or sale of any Exchange Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Exchange Offer will be made only by means of the Exchange Offer prospectus.
Company description: Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773